EXHIBIT 99.1

[Letterhead of Brantley Capital Corporation]

FOR IMMEDIATE RELEASE:

Brantley Capital Corporation Announces Change In Board Composition And Portfolio Developments

CONTACT:
Robert P. Pinkas
(216) 464-8400

CLEVELAND, Ohio – July 13, 2005 – Brantley Capital Corporation (NASDAQ: BBDCE), today announced that Peter Saltz and James P. Oliver have resigned from the Board of Directors. Giving effect to their resignations, the Company’s Board of Directors will consist of five members, three of whom are not “interested persons” within the definition set forth in the Investment Company Act of 1940, as amended. As a result of these resignations, the Company believes that it has corrected its previously-disclosed non-compliance with the requirement of the Investment Company Act that a majority of the members of its board of directors not be interested persons.

In addition, the Company announced a number of recent developments relating to its portfolio companies:

•	Flight Options LLC: On June 27, 2005, Flight Options International Inc., the entity through which the Company has invested in Flight Options LLC, filed a complaint in Delaware Chancery Court seeking to preliminarily enjoin the consummation of the proposed transaction pursuant to which Raytheon Air Travel Company would invest $50,000,000 in Flight Options LLC in return for 5,000,000,000 common units. Flight Options LLC would use the proceeds of this investment to repay amounts it owes to Raytheon Aircraft Credit Corporation under a floor plan financing and security agreement. If this transaction is consummated in accordance with its terms, it will be substantially dilutive to the ownership of Flight Options International, Inc. in Flight Options LLC and would result in the reduction of the Company’s fully-diluted equity interest in Flight Options LLC to approximately 1% and the consequent loss of substantially all of the value of the Company’s investment in Flight Options. On July 11, 2005, the court issued a preliminary injunction, subject to the posting of a bond, effective until August 10, 2005, to allow Flight Options International the opportunity to seek continuing interim relief through arbitration. Flight Options International, Inc. intends to vigorously protect its legal rights as a minority equityholder in Flight Options LLC. The Company has commissioned an outside third party valuation firm to value the Company’s investment in Flight Options and management believes that the Company’s investment still has significant value. However, the Company can not make any assurance that any such legal proceedings will be successful in postponing, preventing or modifying the pending Raytheon transaction.

•	Prime Office Products, Inc.: The Company holds 800,000 shares of Class A 8% Convertible Preferred Stock of Prime Office Products, Inc., a distributor of office products. On June 28, 2005, Prime Office Products entered into a letter of intent in respect of a sale of the company which the Company expects will provide a significant gain on its investment. The Company anticipates that this transaction will close in the third quarter of 2005, although it remains subject to the negotiation of definitive documentation and the satisfaction of customary closing conditions.

•	The Holland Group, Inc. and TherEx, Inc.: The boards of directors of each of The Holland Group, Inc. (a provider of temporary staffing and human resource management services) and TherEx, Inc. (a provider of rehabilitation management services) have retained investment banking firms to explore potential sales of those companies. Although neither company is as yet party to a binding agreement, the Company believes, based on initial indications of interest, that a sale of each company has the prospect of providing the Company with a positive return on its investment.

The Company further announced that it is continuing to cooperate with the Securities and Exchange Commission in connection with the SEC’s previously-announced informal inquiry regarding the Company.

About Brantley Capital Corporation

Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

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